Exhibit 10.8

English Translation

Guaranty Agreement

Contract No.: Ping Yin Hu Yi Wen E Bao Zi 20170512 No. 001

Party A (Creditor): Tianjin Pilot Free Trade Zone Branch, Ping An Bank Co., Ltd.

Address: 101, Gate 1, Tower #1, Ronghe Plaza, No. 168, Xisi Road, China (Tianjin) Pilot Free Trade Zone (Tianjin Airport Economic Area), Tianjin, China

Tel:	022-59060622	Fax:

Principal:	Wei Huisheng	Title:	President

Party B (Guarantor): Sohu.com (Game) Limited

Type of Certificate*:	Certificate No.*:

(*Do not fill in when Party B is an entity)

Address: P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands

Tel:	010-62726666	Fax:

Director**:	Sohu.com Limited	Title:	Director

(**Do not fill in when Party B is an individual)

Party B is willing to act as a guarantor and provide maximum amount guarantee with joint and several liability in favor of Party A to secure performance of the contract between Party A, on the one part, and Beijing Sohu New Media Information Technology Co., Ltd., Fox Information Technology (Tianjin) Limited and Tianjin Jinhu Culture Development Co., Ltd, on the other part (the “Debtors”). Party A and Party B hereby agree to enter into this contract upon consensus and to comply with the terms below.

1.	Guarantee and Guarantee Liability

1.1	Scope of Guarantee

The scope of guarantee hereunder is (select the check box by “✓”):

☐	The principal, interest, charge, compound interest and penalty interest of all debts (including contingent debts) under the / contract (Contract No. / , the “Principal Contract”), and the costs for realizing the debts. The maximum amount of the principal of the debts (the balance) is (or is converted into) / (currency) (in words: / ).

☐	/ (currency) (in words: / ) of the principal of the debts payable by the Debtors under the / contract (Contract No. / , the “Principal Contract”), and the corresponding interest, charge, compound interest and penalty interest as well as the costs for realizing the debts. Party A is entitled to request Party B to assume the liability of security to the above extent of guarantee for the balance of the debts so long as the debts under the Principal Contract are not fully satisfied.

☑	The performance of the debts under the credit agreements and credit facility contracts (the “Principal Contracts”) signed between the Debtors and Party A from May 19,2017 to May 18, 2020. The execution of the Principal Contracts shall be within the above period, but the performance period of the Principal Contracts is not limited to the above period. The scope of maximum amount guarantee of Party B covers all principals and interest, charge, compound interest and penalty interest of the debts (including contingent debts) under the Principal Contracts, as well as the costs for realizing the debts. The maximum amount (balance) of the principal of the above debts is (or is converted into) RMB two point five billion only (in words).

☐	The outstanding principal (as converted) of / (currency) (in words: / ) of the debts under the / contract (Contract No. / , the “Principal Contract”), and the corresponding interest, charge, compound interest and penalty interest as well as the costs for realizing the debts.

☐	/

The interest, penalty interest and compound interest shall be calculated according to the provisions of the Principal Contract until the debts are satisfied. The costs for realizing debts include but are not limited to the costs for announcement, service, appraisal, attorney, litigation, travel, assessment, auction, property preservation, and execution.

The exchange rates of the currencies other than Renminbi shall be subject to the exchange rate quotation published by Party A when the actual business occurs.

1.2	The guarantee period of this contract is as follows:

☑ From effectiveness of this contract to two years after expiration of the debt performance period of any specific credit facility under the Principal Contracts. The guarantee period of each specific credit facility shall be calculated separately. If any credit facility is extended, the guarantee period shall be extended to two years after expiration of the extension.

☐ From the date of issuing any loan under the Principal Contracts to             /             when the housing mortgage registration in favor of Party A is completed and relevant title certificate is delivered to Party A.

☐ From the effectiveness hereof to              /

☐             /            .

During the guarantee period, if Party A transfers its debts to any third party, Party B hereby agrees to assume the liability of guarantee to the extent of the original guarantee.

1.3	Where the Debtors transfer the credit line granted by Party A to any third party for use, Party B hereby agrees to assume the liability of guarantee for the part transferred. The specific transferee and amount of such transfer shall be as follows:

a.             /             (the transferee), amount: (converted into)              (currency) (in words):             /            ;

b.             /             (the transferee), amount: (converted into)              (currency) (in words):             /            ;

c.             /             (the transferee), amount: (converted into)              (currency) (in words):             /            ;

d.             /            .

1.4	Party B shall assume the liability of guarantee hereunder independently. Party A is entitled to first request Party B to assume the security liability of guarantee, regardless whether there is any other real security or guarantee provided by others (including the Debtors under the Principal Contracts). If Party A waives any security interest in other collaterals (including those provided by the Debtors) or any guarantee provided by others, Party B shall continue to assume the guarantee liability hereunder fully.

1.5	This contract is irrevocable.

1.6	This contract is independent from the Principal Contracts in respect of legal force. If the Principal Contracts or part of their provisions is invalid, this contract shall remain valid.

2.	Performance of Guarantee Liability

2.1	Where the Debtors fail to perform any due debts (including any debt due in advance) according to the provisions of the Principal Contracts, Party B undertakes to repay the debts unconditionally once receiving the written claim notice of Party A. Any document sent by Party A asserting that the Debtors fail to perform any due debt can serve as the written claim notice of requesting payment by Party B.

2.2	Party B hereby irrevocably authorizes Party A to deduct the principal, interest and expense of or relating to any due debts owed by the Debtors to Party A from any account opened by Party B at any business institution of Ping An Bank. Party A will notify Party B in writing after the deduction, and Party A is entitled to further claim for any difference against Party B. When the deducted amount is insufficient to satisfy all debts, if the Debtors fail to repay for 90 days or less, the order of repayment of principal and interest is as follows: (1) expense; (2) interest (including penalty interest, compound interest); (3) principal. If the Debtors fail to repay for more than 90 days, the order of repayment of principal and interest is as follows: (1) expense; (2) principal; (3) interest (including penalty interest, compound interest).

3.	Representations and Warranties of the Guarantor

3.1	Party B has obtained all authority and approval required for entering into this contract. The execution hereof is true expression of intent of Party B, and will not result in violation of any agreement or covenant with any third party. Party B does not violate any laws, regulations or rules with respect to environment protection, energy saving and emission reduction and reduction of pollution when entering into this contract, and undertakes to strictly comply with such laws, regulations and rules after entering into this contract.

3.2	Except for those already notified to Party A in writing before execution hereof, Party B is not involved in any other litigation, arbitration, execution, appeal, review or other procedures as well as other events or circumstances which could have material adverse effect on the performance of this contract.

3.3	The following provisions shall apply when Party B is a legal person:

3.3.1	Party B is a company duly incorporated, validly existing and in good standing in its jurisdiction, and has full corporate power and government permit and approval to conduct the business it carries out currently.

3.3.2	Party B shall provide the financial statements, the information of all bank account numbers and the balance of deposits and loans, as well as other relevant information required by Party A within the time limited specified by Party A. Party B shall warrant that the documents and information provided by it are true, complete and objective and free of any false record, misrepresentation or material omission, and the financial statements are prepared strictly according to the Chinese accounting standards.

3.4	The following provisions shall apply when Party B is a natural person:

3.4.1	Party B has truly provided his/her income or property of his/her own or his/her family and other information required by Party A, and warrants that the documents and information provided by him/her are true, complete and accurate.

3.4.2	Party B undertakes to cooperate with Party A’s supervision and inspection on his/her information of income and credit. During performance of this contract if Party A deems that the security for the loan deteriorates, Party B shall provide other forms of security approved by Party A.

4.	Rights and Obligations of the Guarantor

4.1	Party B is entitled to request Party A to keep confidential the information provided by Party B, except that laws, regulations or regulators otherwise provide or require, or both parties otherwise stipulate, or such information do not constitute confidential information.

4.2	Party B has carefully read the Principal Contracts and confirmed all terms thereof. Party B is not required to confirm any single credit facility contract, debt note or other certificate of credit facility under the Principal Contracts which does not exceed the provisions of the Principal Contracts.

Any change to the Principal Contracts made by Party A and the Debtors will not require consent of Party B who shall continue to assume the joint-and-several liability of guarantee to the changed Principal Contracts. However, if the principal of debt is increased or if the loan term is extended, Party B shall continue to assume the security liability according to the amount and term specified in the original Principal Contracts if the increase or extension is not consented by Party B in writing.

4.3	Party B accepts and undertakes to cooperate with Party A’s supervision and inspection on Party B’s operation and capability of security, and allows Party A to enter its operating premises to inspect its assets, financial condition and operating condition.

4.4	☑ Before any transfer of material property, transformation of structure, or transfer of obligatory rights or obligations, Party B shall first notify Party A thereof and obtain the written consent of Party A.

☑ Party B shall give thirty days’ written notice to Party A in any of the following circumstances. If Party A deems that such circumstance may have material effect on performance of this contract, Party B may carry out the following only after obtaining written consent of Party A:

(1)	Any material change to the operating regime, shareholding structure, organizational form of property, and principal business, including but not limited to contracting or leasing operation, association, shareholding reform, M&A, acquisition, joint venture, division, establishment of subsidiaries, trusteeship (receivership), sale of enterprise, transfer of property or reduction of capital etc.;

(2)	Sale, gift, lending, transfer, mortgage, pledge or otherwise disposal of any assets accounting for 10% of the net assets;

(3)	Any distribution of dividends exceeding 30% of the after-tax net profits for the current year, or exceeding 20% of all undistributed profits;

(4)	Any new investment made after effectiveness of this contract exceeding 20% of the net assets;

(5)	Modification of any debt provisions with other banks, or early satisfaction of other long-term debts;

(6)	Repayment of any shareholder’s debts of Party B;

(7)	Application to other banks for credit facility, or provision of security to any third party, or reduction of any debts owed by any third party, the amount of which exceeds 20% of the net assets.

4.5	Party B shall give written notice to Party A within seven working days after the occurrence or possible occurrence of any of the following circumstances. Party A has the right to decide based on the circumstance whether to demand Party B and the Debtors to add any security or directly recover all loans:

(1)	Party B’s operating or financial condition deteriorates seriously;

(2)	Party B is imposed by competent authority of large amount of fines, or is involved in any major legal dispute;

(3)	Party B or its shareholder, legal representative or key officer is involved in any major case, or their material assets are subject to property preservation or other compulsory measures, or Party B’s legal representative or key officer is unable to perform his/her duties normally;

(4)	Party B provides security for any third party, which has material adverse effect on its financial condition or its ability to perform obligations hereunder;

(5)	Party B is wound-up, ordered to stop business for rectification, dissolved, closed, bankrupt or cancelled of business license;

(6)	Party B’s economic situation deteriorates, such as he/she is unemployed, his/her employer goes bankrupt, his/her property suffers major loss, his/her health suffers any material adverse change, or he/she divorces his/her spouse, or other circumstances occur which may affect Party B’s ability to perform this contract; or

(7)	Other major events or breaches occur, which may affect Party B’s operation or the security of Party A’s loans.

4.6	Where Party B changes its domicile, correspondence address, telephone number, business scope, legal representative (employer) or other matters, it shall give Party A written notice within seven working days after such change. If Party B fails to perform the above obligation of notice, and Party A sends relevant notice or document (including but not limited to both parties’ notices or documents during performance of this contract, the arbitration or litigation materials or instruments during arbitration or litigation process, and relevant materials and instruments during execution of cases) to the original domicile or correspondence address, such notice or document shall be deemed duly served.

4.7	☑ Party B undertakes to keep reasonable financial ratio during the term of loans.

☑ The financial index will meet the following standards during the term of loans:

The balance of net cash of Party B and its subsidiaries at any time shall not be less than the minimum deposit amount for the principal and interest of the loans actually provided by Party A. Among others, the balance of net cash = the ending balance of cash and cash equivalent + restricted cash pertaining to interest-bearing liabilities provided by third parties + the ending balance of the financial products and short-term investment included in other accounting items – the ending balance of the interest-bearing debts provided by any party other than Sohu.com Inc. (NASDAQ:SOHU, the “SOHU”) and its subsidiaries and invested enterprises – the total amount of any security provided to any third parties; the minimum deposit amount for the principal and interest of the loans actually provided by Party A = the principal and interest of the loans actually provided by Party A/90%/the shareholding percentage held by Party B directly or indirectly in Changyou.com Limited (NASDAQ:CYOU, the “CYOU”).

5.	Breach of Contract

5.1	Any of the following circumstances shall constitute a breaching event hereunder:

(1)	Party B fails to perform the liability of repayment promptly and fully;

(2)	Party B breaches any warranty or covenant or otherwise fails to perform any obligation under this contract;

(3)	Party B transfers property or withdraws capital;

(4)	Party B breaches any other contract signed with Party A or other banks; or

(5)	Any material adverse change occurs to Party B’s operating of financial conditions.

5.2	When a breach event occurs, Party A is entitled to:

(1)	demand Party B to repay immediately;

(2)	demand Party B to provide other forms of security approved by Party A;

(3)	exercise any right of subrogation against any debtor of Party B according to law, or request the court to avoid any waiver by Party B of any due debts or any transfer of property for free or at any obviously and unreasonably low price. Party B shall provide all necessary assistance and cooperation at the request of Party A, and shall assume the costs incurred by Party A therefor; or

(4)	Take other remedies provided by laws or regulations.

6.	Other Provisions

☐ The Bank-Enterprise Security Cooperation Agreement (the “Agreement”) signed between Party A and Party B is the fundamental legal document which governs the rights and obligations of both parties. If this contract conflict with the Agreement, the Agreement shall prevail.

/

7.	Miscellaneous Provisions

7.1	☐ Both parties agree to notarize this contract with the effect of execution.

After the notarization with the effect of execution, if Party B fails to perform any obligation hereunder in whole or in part, Party A is entitled to apply for an execution certificate from the original notary office, and then apply to the competent people’s court (i.e., the people’s court at the place of the executed party’s domicile or the executed party’s property) for execution by the original notarial certificate and the execution certificate.

☑ This contract will not be notarized with the effect of execution.

7.2	Party B agrees and authorizes Ping An Bank to consult Party B’s enterprise information and credit information with the basic database of financial credit information and other credit information service agency established according to law at the application stage and during the existing period of the Debtor’s credit facility, for the Debtor’s application and subsequent management of credit facility. Party B agrees and authorizes Ping An Bank to report Party B’s enterprise information and credit information, including but not limited to the credit facility information and the information having adverse effect on the information owner, to the basic database of financial credit information and other credit information service agency established according to law pursuant to Regulations on the Administration of Credit Investigation Industry.

7.3	The check box will be selected by “✓”.

7.4	Party A and Party B shall resolve the dispute arising from performance of this contract through negotiation. If negotiation fails, the provisions of subsection (2) below shall apply:

(1)	To apply for arbitration to South China International Economic and Trade Arbitration Commission, and arbitrate the dispute according to the arbitration rules of the commission applied at the time of applying for the arbitration. The arbitration award is final and has binding force upon both parties.

(2)	To file a lawsuit to the people’s court at the place of Party A.

(3)	To file a lawsuit to the people’s court of / .

7.5	This contract shall be governed by the laws of the People’s Republic of China.

7.6	This contract shall become effective when the parties sign (in case of natural persons, such natural persons shall sign; in case of legal persons or other organizations, the authorized persons shall sign or seal).

7.7	This contract is made in four counterparts. Party A will hold two counterparts, and Party B and the registration authority will each hold one.

Party A (seal):	Tianjin Pilot Free Trade Zone Branch, Ping An Bank Co., Ltd.

Principal or entrusted agent (signature): /s/ Wang Lu

Date: May 19, 2017

Party B (seal):	Sohu.com (Game) Limited

Legal representative or entrusted agent (signature): /s/ Charles Zhang

Date: May 19, 2017